PRESS RELEASE | May 9, 2024 | NASDAQ: PLL
PIEDMONT LITHIUM REPORTS Q1 2024 RESULTS
NAL Achieves Record Quarterly Production, Carolina Lithium Mining Permit Received
•Record quarterly production at NAL with recoveries exceeding target; full run-rate production on track for H2’24
•Piedmont plans full-year customer shipments of approximately 126,000 dry metric tons (“dmt”), weighted to H2’24
•Carolina Lithium mining permit issued in May 2024, accelerating funding discussions
•Revenue of $13.4 million on sales of approximately 15,500 dmt of spodumene concentrate
•$71.4 million in cash as of March 31, 2024; working capital nearly doubled from 2023 year end
•2024 outlook for shipments to more than double and investments to decrease more than 50% in H2’24 vs. H1’24
Belmont, North Carolina, May 9, 2024 – Piedmont Lithium Inc. (“Piedmont,” the “Company,” “we,” “our,” or “us”) (Nasdaq: PLL; ASX: PLL), a leading North American supplier of lithium products critical to the U.S. electric vehicle supply chain, today reported its first quarter 2024 financial results.
North American Lithium (“NAL”), the largest producing spodumene operation in North America, achieved record quarterly production of 40,439 dry metric tons (“dmt”) of spodumene concentrate in Q1’24. NAL lithium recoveries of 69% in March 2024 exceeded plan and set a new monthly record. Overall safety performance improved as NAL recorded its lowest quarterly incident rate since the restart of operations in March 2023. Construction of the crushed ore storage dome at NAL was materially completed during Q1’24 with commissioning advancing in Q2’24. This capital project, along with other improvements, is expected to result in increased NAL production and a reduction in NAL’s unit operating costs. NAL management estimates operations will achieve full run-rate production in H2’24. NAL is jointly owned by Piedmont (25%) and Sayona Mining Limited (“Sayona Mining”) (75%).
In North Carolina, Piedmont achieved a significant milestone in May 2024 with the receipt of the mining permit for Carolina Lithium, a strategic project situated in the U.S. Battery Belt. The mining permit is a catalyst for accelerating discussions with potential funding parties, including government loan agencies and strategic partners who could provide capital, offtake, and technical support. The Company expects, based on its published technical studies, Carolina Lithium to be a low-cost producer of spodumene concentrate and lithium hydroxide and a key contributor to U.S. energy security. The project should benefit from exceptional infrastructure, minimal transport distances, low energy costs, a deep local talent pool, and proximity to cathode and battery customers as well as by-product markets. The competitive corporate tax regime offered in the U.S., the absence of significant royalties, and the benefits inherent in the Inflation Reduction Act of 2022 should also provide advantages to the project.
“We are very pleased with developments during the first quarter, including the milestones attained in Quebec and North Carolina. NAL achieved records in both safety performance and production in Q1’24, and the outlook is promising with the commissioning of the crushed ore dome currently underway. 2024 will be a year of two halves, with Piedmont shipments expected to more than double from H1’24 to H2’24 as we begin to emphasize shipments to core customers under long-term agreements, and Piedmont capital expenditures and investment in affiliates to fall by over 50% in H2’24 vs H1’24,” said Keith Phillips, President and Chief Executive Officer of Piedmont. “Carolina Lithium is one of only two significant spodumene projects in the United States, and receipt of our mining permit is a critical step in its development. We will now focus our efforts on aggressively pursuing strategic partnering and other funding conversations for our foundational asset. We also fortified our balance sheet by monetizing certain non-core investments during the quarter, and we are well-positioned to advance our projects with a continued focus on minimizing dilution to Piedmont shareholders.”

First Quarter 2024 Financial Highlights
All references to dry metric tons (“dmt”) in this release relate to spodumene concentrate.

	Units	Q1’24	Q4’23	Q1’23
Sales
Concentrate shipped	dmt thousands	15.5	14.2	—
Revenue	$ millions	13.4	(7.3)	—
Realized price(1)	$/dmt	865	(513)	—
Li2O content(2)%		5.5	5.7	—
Realized cost of sales(3)	$/dmt	799	756	—

Profitability
Gross profit	$ millions	0.7	(18.1)	—
Gross profit margin	%	5.2	NM	—
Net loss	$ millions	(23.6)	(25.4)	(8.6)
Diluted EPS	$	(1.22)	(1.32)	(0.47)
Adjusted net loss(4)	$ millions	(11.9)	(23.7)	(10.2)
Adjusted diluted EPS(4)	$	(0.61)	(1.23)	(0.55)
Adjusted EBITDA(4)	$ millions	(12.4)	(24.4)	(12.0)
Adjusted EBITDA margin(4)%		NM	NM	NM

Cash
Cash and cash equivalents(5)	$ millions	71.4	71.7	129.2
___________________________________________________________
(1) Realized price is the average estimated price, net of certain distribution and other fees, which includes reference pricing data up to the respective period end and is subject to final adjustment. The final adjusted price may be higher or lower than the estimated average realized price based on future price movements.
(2) Weighted average Li2O content for shipments made during the respective period.
(3) Realized cost of sales is the average cost of sales including Piedmont’s offtake pricing agreement with Sayona Quebec Inc. (“Sayona Quebec”) for the purchase of spodumene concentrate at a market price subject to a floor of $500 per dmt and a ceiling of $900 per dmt, adjustments for product grade, freight, and insurance.
(4) See non-GAAP Financial Measures at the end of this release for a reconciliation of non-GAAP measures.
(5) Cash and cash equivalents are reported as of the end of the period.
NM - Not meaningful
First Quarter and Recent Business Highlights
Piedmont Lithium
•Shipped approximately 15,500 dmt (~5.5% Li2O) of spodumene concentrate from NAL to customers in Q1’24.
•In Q1’24, we sold our entire holdings in Sayona Mining and a portion of our holdings in Atlantic Lithium Limited (“Atlantic Lithium”) for net proceeds of $49.1 million. The sale of our shares in Sayona Mining resulted in net proceeds of $41.4 million, a taxable gain of $22.0 million based on net proceeds less acquisition costs, and a reportable loss of $17.2 million driven by historical non-cash gains on dilution in Sayona Mining. The sale of our shares in Atlantic Lithium resulted in net proceeds of $7.7 million, a taxable gain of $1.1 million, and a reportable gain of $3.1 million. The sale of these shares had no impact on our joint ventures or offtake arrangements with either Sayona Quebec or Atlantic Lithium.
•In February 2024, we initiated a cost-savings plan designed to reduce operating expenses by $10 million annually and defer 2024 capital spending to 2025. As part of this plan, we reduced our workforce by 28% and recorded $1.8 million in severance and severance-related costs, which includes $0.6 million of non-cash charges associated with accelerated stock compensation expense, in the first quarter of 2024. We expect to recognize the majority of our cost savings in 2024.

•In March 2024, Ms. Dawne Hickton, an accomplished leader in the aerospace, energy, and metals industries, was appointed to Piedmont’s Board of Directors, further diversifying the Board’s executive, operational, and strategic guidance to the Company.
•In Q1’24, the U.S. District Court for the Eastern District of New York granted Piedmont’s motion to dismiss a securities class action lawsuit, originally filed in July 2021, against Piedmont and two of its executives, which also resulted in the related derivative actions being dismissed.
North American Lithium (Quebec, Canada)
•In Q1’24, NAL achieved record quarterly production of approximately 40,400 dmt and shipped approximately 58,000 dmt, of which approximately 15,500 dmt were sold to Piedmont. Quarterly production increased by 18% compared to the prior quarter. Safety performance also improved as NAL achieved its lowest quarterly recordable incident rate since restarting operations in March 2023.
•In March 2024, operations at NAL achieved a record production month with 15,699 dmt of spodumene concentrate produced and three daily production records set between 710 dmt and 750 dmt. Lithium recoveries reached a record 69%, exceeding the ramp-up target of 67%.
•In April 2024, following a detailed operational review, the joint venture partners of NAL agreed to complete several ongoing capital project initiatives and continue operations with the goal of completing ramp-up activities to achieve steady-state production in 2024.
•In Q1’24, progress continued on two important capital improvement projects – a new crushed ore storage dome and a crushed ore re-feed system. These projects are expected to result in production increases and unit cost improvements. Commissioning is expected to conclude for both projects in May 2024.
•Concentrate produced and shipped by NAL and concentrate shipped by Piedmont:

	Share	Units	Q1’24	Q4’23	Q3’23
Piedmont Lithium
Concentrate shipped	100%	dmt thousands	15.5	14.2	29.0

North American Lithium
Concentrate produced	100%(1)	dmt thousands	40.4	34.2	31.5
Concentrate shipped	100%(2)	dmt thousands	58.0	23.9	48.2
___________________________________________________________
(1) Concentrate produced represents 100% of NAL’s production.
(2) Concentrate shipped represents 100% of NAL’s shipments, inclusive of shipments to Piedmont.
Note: The table above reports quarterly and year-to-date information in accordance with Piedmont’s fiscal year reporting, which is on a calendar-year basis. Concentrate produced and concentrate shipped (above) are reported in the periods in which activities actually occurred. For financial statement purposes, Piedmont reports income (loss) from its 25% ownership in Sayona Quebec, which includes NAL, on a one-quarter lag.
Carolina Lithium (North Carolina)
•In May 2024, Piedmont received the finalized mining permit for the construction, operation, and reclamation of Carolina Lithium following the posting of a $1 million reclamation bond to the state of North Carolina. The North Carolina Department of Environmental Quality’s Division of Energy, Mineral, and Land Resources approved the mining permit application on April 12, 2024.
•Receipt of the state mining permit allows the Company to accelerate discussions with funding parties, including government loan agencies and strategic partners who could provide capital, offtake, and technical support. The Company’s goal is to put in place a strong funding plan that will maximize value for Piedmont shareholders.
•Piedmont continues to engage with community stakeholders, including the Gaston County Board of Commissioners.
Ewoyaa Project (Ghana)
•In January 2024, the Minerals Income Investment Fund, Ghana’s sovereign wealth fund, commenced its investment in Atlantic Lithium through its purchase of Atlantic Lithium’s common stock totaling $5 million.
•In February 2024, Mr. Patrick Brindle, Piedmont’s Executive Vice President and Chief Operating Officer, stepped down as a member of Atlantic Lithium’s board of directors due to our reduction in ownership of Atlantic Lithium.
Tennessee Lithium (Tennessee)
•Tennessee Lithium remains a key part of our development pipeline as a permitted project. Piedmont is evaluating the timeline of project development given the recent receipt of the state mining permit for Carolina Lithium.
•In April 2024, the Company exited the purchase agreement for a nearby industrial complex and continues to negotiate a renewal of our option agreement for the planned project site.
2024 Outlook

	Units	H1’24	H2’24	Full Year 2024
Shipments	dmt thousands	37 — 39	84 — 88	126
Capital expenditures	$ millions	7 — 9	3 — 5	10 — 14
Investments in and advances to affiliates	$ millions	25 — 26	7 — 12	32— 38
NAL is forecasted to achieve full run-rate production in H2’24. Under our offtake agreement with Sayona Quebec, Piedmont has the right to purchase the greater of 50% of production or 113,000 dmt/year. Based on the production projection and per the Company’s offtake agreement, Piedmont expects to ship approximately 126,000 dmt of spodumene concentrate in 2024, with quarterly variations due to shipping logistics and customer requirements. A shipment of approximately 13,200 dmt of spodumene concentrate held over from 2023, combined with our planned 113,000 dmt annual offtake from NAL, provides the basis for full-year shipment outlook. We are prioritizing contract customer shipments, weighted to H2’24, which we expect will provide more stable price realizations and reduce reliance on volatile spot market sales.
The majority of forecasted capital expenditures relate to Carolina Lithium and Tennessee Lithium. Investments in and advances to affiliates reflect cash contributions to Sayona Quebec and advances to Atlantic Lithium for the Ewoyaa project. Our outlook for forecasted capital expenditures and investments in and advances to affiliates is subject to market conditions.
Piedmont is in the process of retaining a financial advisor to assist in developing funding options for Ewoyaa that would minimize dilution to Piedmont shareholders.

Safety and Sustainability
In Q1’24, Piedmont continued to focus on building a culture of safety and awareness among employees. The Company began 2024 with a heightened focus on ramping up training requirements as part of the long-term objective to establish a robust safety and health management system. Increased identification and reporting of hazards improved along with strategies for addressing unsafe conditions.
Additionally, Piedmont prioritized its social commitments to key stakeholders, continuing engagement with community members about project development plans for our planned Carolina Lithium project. A town hall, one-on-one meetings with neighbors, tours of the field office, civic sponsorships, and a range of other community activities were conducted to inform community members and ensure their needs, values, and perspectives are taken into consideration as we advance the project.
Piedmont is targeting Q2’24 for the release of its annual Sustainability Report.
Q1 2024 Earnings Call

Date:	Thursday, May 9, 2024
Time:	8:30 a.m. Eastern Standard Time
Dial-in (Toll Free):	1 (800) 715-9871
Dial-in (Toll):	1 (646) 307-1963
Conference ID:	6860456
Participant URL:	https://events.q4inc.com/attendee/744784814
Piedmont’s earnings presentation and supporting material are available at:
https://piedmontlithium.com/investors-overview/.
About Piedmont
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). We believe these geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage.

For further information, contact:

Erin Sanders
SVP, Corporate Communications &
Investor Relations
T: +1 704 575 2549
E: esanders@piedmontlithium.com

Cautionary Note to U.S. Investors
Piedmont’s public disclosures are governed by the U.S. Exchange Act of 1934, as amended, including Regulation S-K 1300 thereunder, whereas NAL discloses estimates of “measured,” “indicated,” and “inferred” mineral resources as such terms are used in the JORC Code and Canada’s National Instrument 43-101. Although S-K 1300, the JORC Code, and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, investors are cautioned that public disclosures by NAL prepared in accordance with the JORC Code or NI 43-101 may not be comparable to similar information made public by companies, including Piedmont, subject to S-K 1300 and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.
The statements in the link below were prepared by, and made by, NAL. The following disclosures are not statements of Piedmont and have not been independently verified by Piedmont. NAL is not subject to U.S. reporting requirements or obligations, and investors are cautioned not to put undue reliance on these statements. NAL’s original announcements can be found here: https://www.asx.com.au/markets/company/sya
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, construction, and production activities of Sayona Mining, Atlantic Lithium, and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance, or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining, or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s, or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing, and operating mining projects, environmental hazards, industrial accidents, weather, or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental, and production activities, including risks relating to permitting, zoning, and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data, and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation, and regulatory actions, investigations, and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations, and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections, and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections, and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.

PIEDMONT LITHIUM INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$13,401	$—
Costs of sales	12,710	—
Gross profit	691	—
Exploration costs	53	757
Selling, general and administrative expenses	9,874	8,621
Total operating expenses	9,927	9,378
Loss from equity method investments	(5,440)	(2,742)
Loss from operations	(14,676)	(12,120)
Interest income	827	763
Interest expense	(222)	(15)
Gain on equity securities	1,384	—
Loss from foreign currency exchange	(131)	(49)
(Loss) gain on sale of equity method investments	(13,886)	3,275
Total other (loss) income	(12,028)	3,974
Loss before income taxes	(26,704)	(8,146)
Income tax (benefit) expense	(3,093)	493
Net loss	$(23,611)	$(8,639)

Basic and diluted:
Loss per share	$(1.22)	$(0.47)
Weighted-average shares outstanding	19,326	18,524

PIEDMONT LITHIUM INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts) (Unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$71,444	$71,730
Accounts receivable	4,247	595
Other current assets	10,359	3,829
Total current assets	86,050	76,154
Property, plant and mine development, net	129,785	127,086
Advances to affiliates	33,870	28,189
Other non-current assets	2,029	2,164
Equity method investments	83,469	147,662
Total assets	335,203	381,255

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	7,700	11,580
Payables to affiliates	1,761	174
Current portion of long-term debt	155	149
Other current liabilities	9,194	29,463
Total current liabilities	18,810	41,366
Long-term debt, net of current portion	204	14
Operating lease liabilities, net of current portion	1,007	1,091
Other non-current liabilities	4,115	431
Deferred tax liabilities	—	6,023
Total liabilities	24,136	48,925
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock; $0.0001 par value, 100,000 shares authorized; 19,365 and 19,272 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	465,160	462,899
Accumulated deficit	(150,455)	(126,844)
Accumulated other comprehensive loss	(3,640)	(3,727)
Total stockholders’ equity	311,067	332,330
Total liabilities and stockholders’ equity	$335,203	$381,255

PIEDMONT LITHIUM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(23,611)	$(8,639)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	2,067	1,125
Loss from equity method investments	5,440	2,742
Loss (gain) on sale of equity method investments	13,886	(3,275)
Gain on equity securities	(1,384)	—
Deferred taxes	(6,246)	493
Depreciation and amortization	81	45
Noncash lease expense	401	35
Unrealized foreign currency translation losses	128	8
Changes in assets and liabilities:
Accounts receivable	(3,652)	—
Other assets	887	1,298
Operating lease liabilities	(396)	(29)
Accounts payable	54	(661)
Payables to affiliates	1,587	—
Accrued expenses and other liabilities	(17,564)	(2,654)
Net cash used in operating activities	(28,322)	(9,512)
Cash flows from investing activities:
Capital expenditures	(5,428)	(18,519)
Advances to affiliates	(4,977)	(868)
Proceeds from sale of marketable securities	45	—
Proceeds from sale of shares in equity method investments	49,103	—
Additions to equity method investments	(10,048)	(12,091)
Net cash provided by (used in) investing activities	28,695	(31,478)
Cash flows from financing activities:
Proceeds from issuances of common stock, net of issuance costs	—	71,084
Principal payments on long-term debt	(68)	(118)
Payments to tax authorities for employee stock-based compensation	(591)	—
Net cash (used in) provided by financing activities	(659)	70,966
Net (decrease) increase in cash	(286)	29,976
Cash and cash equivalents at beginning of period	71,730	99,247
Cash and cash equivalents at end of period	$71,444	$129,223

Non-GAAP Financial Measures
The following information provides definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. The non-GAAP financial measures presented do not have any standard meaning prescribed by GAAP and may differ from similarly-titled measures used by other companies. We believe that these adjusted measures provide meaningful information to assist management, investors, and analysts in understanding our financial condition and the results of operations. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses.
The following are non-GAAP financial measures for Piedmont:
Adjusted net loss is defined as net loss, as calculated under GAAP, plus or minus the gain or loss from sale of equity method investments, gain or loss from equity securities, gain or loss from foreign currency exchange, severance and severance related costs, and certain other adjustments we believe are not reflective of our ongoing operations and performance. These items include asset impairment, acquisition costs and other fees, and shelf registration costs.
Adjusted diluted earnings per share (or adjusted diluted EPS) is defined as diluted EPS, as calculated under GAAP, before gain or loss on sale of equity method investments, gain or loss from equity securities, gain or loss from foreign currency exchange, severance and severance related costs, and certain other costs we believe are not reflective of our ongoing operations and performance.
EBITDA is defined as net income (loss) before interest expenses, income tax expense, and depreciation.
Adjusted EBITDA is defined as EBITDA plus or minus the gain or loss on sale of equity method investments, gain or loss from equity securities, gain or loss from foreign currency exchange, severance and severance related costs, and certain other adjustments we believe are not reflective of our ongoing operations and performance.
Adjusted EBITDA margin is adjusted EBITDA as a percentage of revenue.
Below are reconciliations of non-GAAP financial measures on a consolidated basis for adjusted net loss, adjusted diluted EPS, EBITDA, and adjusted EBITDA.
Adjusted Net Loss and Adjusted Diluted EPS

	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
(in thousands, except per share amounts)		Diluted EPS		Diluted EPS		Diluted EPS
Net loss	$(23,611)	$(1.22)	$(25,390)	$(1.32)	$(8,639)	$(0.47)
Loss (gain) on sale of equity method investments(1)	13,886	0.72	(1,767)	(0.09)	(3,275)	(0.17)
Impairment of equity method investment(2)	—	—	2,242	0.12	—	—
Gain on equity securities(3)	(1,384)	(0.07)	—	—	—	—
Loss from foreign currency exchange(4)	131	0.01	3	—	49	—
Severance and severance related costs(5)	1,780	0.09	—	—	—	—
Other costs(6)	431	0.02	1,359	0.07	65	—
Tax effect of adjustments(7)	(3,093)	(0.16)	(109)	(0.01)	1,600	0.09
Adjusted net loss	$(11,860)	$(0.61)	$(23,662)	$(1.23)	$(10,200)	$(0.55)
______________________________________________________
(1) Loss (gain) on sale of equity method investments in the three months ended March 31, 2024 represents the loss on sale of equity investments related to the sale of our entire holdings of Sayona Mining and partial sale of our holdings of Atlantic Lithium. Loss (gain) on sale of equity method investments in the three months ended December 31, 2023 and March 31, 2023, represents a noncash gain on dilution recognized primarily due to Piedmont electing not to participate in Sayona Mining’s share issuances. These shares were issued at a greater value than the carrying value of our ownership interest and as a result our interest in Sayona Mining was diluted and reduced.
(2) Impairment of equity method investment represents the difference between carrying value and fair value of Sayona Mining as of December 31, 2023.
(3) Gain on equity securities represents the realized and unrealized gain on our equity securities.

(4) Loss from foreign currency exchange relates to currency fluctuations in our foreign bank accounts denominated in Canadian dollars and Australian dollars and marketable securities denominated in Australian dollars.
(5) Severance and severance related costs relate to our 2024 cost-savings plan.
(6) Other costs include legal and transactional costs associated with the Department of Energy loan and grant initiatives, shelf registration costs, and costs related to certain significant strategic transactions.
(7) No income tax impacts have been given to any items that were recorded in jurisdictions with full valuation allowances.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

	Three Months Ended
(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net loss	$(23,611)	$(25,390)	$(8,639)
Interest income, net	(605)	(895)	(748)
Income tax (benefit) expense	(3,093)	(64)	493
Depreciation and amortization	81	67	45
EBITDA	(27,228)	(26,282)	(8,849)
Loss (gain) on sale of equity method investments(1)	13,886	(1,767)	(3,275)
Gain on marketable securities(2)	(1,384)	—	—
Impairment of equity method investment(3)	—	2,242	—
Loss from foreign currency exchange(4)	131	3	49
Severance and severance related costs(5)	1,780	—	—
Other costs(6)	431	1,359	65
Adjusted EBITDA	$(12,384)	$(24,445)	$(12,010)
Adjusted EBITDA margin(7)	NM	NM	NM
______________________________________________________
(1) Loss (gain) on sale of equity method investments in the three months ended March 31, 2024 represents the loss on sale of equity investments related to the sale of our entire holdings of Sayona Mining and partial sale of our holdings of Atlantic Lithium. Loss (gain) on sale of equity method investments in the three months ended December 31, 2023 and March 31, 2023 represents a noncash gain on dilution recognized primarily due to Piedmont electing not to participate in Sayona Mining’s share issuances. These shares were issued at a greater value than the carrying value of our ownership interest and as a result our interest in Sayona Mining was diluted and reduced.
(2) Gain on equity securities represents the realized and unrealized gain on our equity securities.
(3) Impairment of equity method investment represents the difference between carrying value and fair value of Sayona Mining as of December 31, 2023.
(4) Loss from foreign currency exchange relates to currency fluctuations in our foreign bank accounts denominated in Canadian dollars and Australian dollars and marketable securities denominated in Australian dollars.
(5) Severance and severance related costs relate to our 2024 cost-savings plan.
(6) Other costs include severance costs, legal and transactional costs associated with the Department of Energy loan and grant initiatives, shelf registration costs, and costs related to certain significant strategic transactions.
(7) Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue.
NM - Not meaningful